Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-164103 and 333-230602), and Form S-8 (Nos. 333-212939, 333-206134, 333-175788, 333-91201, 333-125998, and 333-135408) of QNB Corp. and subsidiary of our report dated March 13, 2020, relating to the consolidated financial statements and the effectiveness of QNB Corp. and subsidiary’s internal control over financial reporting, which appears in the annual report on Form 10-K for the year ended December 31, 2019.

/s/ Baker Tilly Virchow Krause, LLP

Allentown, Pennsylvania

March 13, 2020